Exhibit 99.1

Press Release Dated May 16, 2005

Contact:

Mark C. Layton Senior Partner and Chief Executive Officer Or Thomas J. Madden Senior Partner and Chief Financial Officer (972) 881-2900	Todd Fromer / Lewis Goldberg Investor Relations / Media Relations KCSA Worldwide (212) 896-1215 / (212) 896-1233 tfromer@kcsa.com / lgoldberg@kcsa.com

PFSweb Reports First Quarter 2005 Financial Results

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First Quarter Service Fee Revenue Grows 98%

PLANO, Texas, May 16, 2005 — PFSweb, Inc. (Nasdaq:PFSW), a global provider of integrated business process outsourcing (BPO) solutions, today announced results for the first quarter ended March 31, 2005.

Net revenue in the first quarter increased 6% to $81.9 million from $77.5 million in the 2004 first quarter. Service fee revenue climbed 98% to a record $14.1 million from $7.1 million in the same period last year. Product revenue in the first quarter was $63.6 million versus $68.6 million in the corresponding period a year ago.

The Company’s net loss in the first quarter narrowed to $214,000, or $0.01 per basic and diluted share, compared to a net loss of $1.8 million, or $0.08 per basic and diluted share, in the first quarter last year. The weighted average common shares outstanding for the three months ended March 31, 2005 were 22,136,000 shares compared to 21,186,000 in the prior year.

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) in the first quarter totaled $1.8 million compared to a loss of $11,000 in the same period last year. Gross profit rose 22% to $7.3 million from $6.0 million in the 2004 first quarter.

Mark Layton, Chief Executive Officer of PFSweb, said, “We are pleased with our strong year-over-year performance in the first quarter. We continue to benefit from the changes we made in our operating strategy last year, which included diversifying the mix of industry sectors where we target potential customers, and improving our ability to close larger contracts. We believe the successful execution of this strategy by our management team helped drive service revenue to nearly double in the March quarter compared to the same period last year. In 2004, we signed new agreements totaling more than $20 million in annual business, based on current client’s projections. In the first quarter, we earned at least partial service fees from all new client activity signed last year including a strong contribution from the large consumer products client we engaged in 2004. We have been successful in expanding our list of world-class customers and have established a presence as a partner of choice for business process outsourcing to the Fortune 500 and the Global 1000.”

“Product revenue in the first quarter was down slightly from last year primarily due to timing of purchases by our customers. We believe product revenue, primarily driven by IBM, will deliver single-digit growth in 2005,” Layton added.

PFSweb recently signed a five-year lease for an additional 306,000 square feet at the new Airways Distribution Center in Southaven, Miss. This state-of-the-art facility has room for a 251,000-square-foot expansion, of which we have already committed to 100,000 square feet after one year. Southaven is expected to include pick-to-light carts, pallet racking, flow rack, forklifts and RF technology. The additional space, scheduled for completion in June, is located across the street from PFSweb’s Marketplace Drive facility, which came on-line in January, and brings PFSweb’s total operations in the 135-acre industrial park to 908,000 square feet.

Tom Madden, PFSweb Chief Financial Officer, said, “Our expansion in Southaven is necessary to better accommodate our company’s growing client base. Accordingly, we have made a strategic decision to streamline operations and relocate two of our existing distribution facilities from Memphis to our new facility in Southaven. During the June and September 2005 quarters, we plan to relocate inventory for nine PFSweb clients and estimate approximately 60 employees will make the short move to Southaven. We also plan to replace the jobs in Memphis with an expanded PFSweb call center. As a result of these activities, we expect to incur incremental relocation and lease termination costs totaling approximately $700,000 over the second and third quarters. We also expect to incur capital expenditures applicable to this new facility of approximately $1 million. We believe this new facility will further our ability to improve operating efficiencies and quality service for our clients.”

Mr. Layton concluded, “In the first quarter, one of our large clients modified its product release schedule, shifting certain of its 2005 order activity from the second half to the first quarter of the year. As a result, service revenue from this contract increased significantly to approximately $4.5 million for the quarter compared to $2.1 million last year. We expect the June quarter with this client to be in-line with the prior year’s June quarter. However, in the second half of the year, we are anticipating reduced service fee revenue from this client when compared to the second half of 2004. Despite this change in the timing of orders, we believe our strong sales traction from new business agreements signed in 2004 and an overall more diversified client base will strengthen our future operations and promote a more stable revenue stream in the second half of 2005.”

“Our improved results from a year ago also reflect our success in attracting new business and generating greater service fees. We will continue to benefit from new client activity throughout the year and remain on track to grow our annual service fee revenue 25% to 35% in 2005.”

“In the first quarter, PFSweb generated EBITDA of $1.8 million. The significant operating leverage that enabled our successful turnaround in 2004 is continuing to drive strong operating results in 2005. As a result, we anticipate EBITDA of approximately $8.0 to $9.0 million in 2005 and remain on track to meet our earnings guidance for fiscal 2005 of $0.00 to $0.03 per share, including the impact of the approximately $700,000 of incremental relocation and termination costs we expect to incur in the second and third quarters.”

PFSweb will hold a conference call Monday, May 16, 2005 at 10:00 a.m. Central Time. To ensure attendance on the call, plan to dial in by 9:50 a.m. to 973-935-2100. Ask to be placed on the PFSweb Earnings Release Conference Call. The call also can be heard “live” by accessing the Company’s website, www.pfsweb.com, at the time of the call. Two hours after the conference, a recorded playback can be heard for 14 days at 973-341-3080, using the confirmation number 6040357.

About PFSweb, Inc.
PFSweb develops and deploys integrated business infrastructure solutions and fulfillment services for Fortune 1000, Global 2000 and brand name companies, including third party logistics, call center support and e-commerce services. The company serves a multitude of industries and company types, including such clients as Adaptec, CHiA’SSO, FLAVIA® Beverage Systems, Hewlett-Packard, iGo/Mobility Electronics (Nasdaq:MOBE), International Business Machines, Nokia, Pfizer, Inc. (NYSE:PFE), Raytheon Aircraft Company, Rene Furterer USA, Roots, Inc., Smithsonian Institution and Xerox.

To find out more about PFSweb, Inc. (Nasdaq:PFSW), visit our website at www.pfsweb.com. PFSweb is a registered trademark. Entente Suite is a service mark of PFSweb. All rights reserved.

The matters discussed in this news release, particularly information regarding future revenue, earnings, business plans and goals, consist of forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to and involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. Such statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially. The Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking information contained herein is subject to the risk factors and uncertainties described in the Company’s filings with the Securities and Exchange Commission, which risk factors and uncertainties are incorporated by this reference as though fully set forth herein.

(Tables Follow)

Exhibit A
PFSweb, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations (A)
(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2005	2004
Revenues:
Product revenue, net	$63,630	$68,570
Service fee revenue	14,085	7,131
Pass-through revenue	4,150	1,784

Total revenues	81,865	77,485

Costs of revenues:
Cost of product revenue	59,637	64,453
Cost of service fee revenue	10,768	5,253
Pass-through cost of revenue	4,150	1,784

Total costs of revenues	74,555	71,490

Gross profit	7,310	5,995
Selling, general and administrative expenses	6,966	7,132

Income (loss) from operations	344	(1,137)
Interest expense, net	319	428

Income (loss) from before income taxes	25	(1,565)
Income tax provision	239	202

Net loss	$(214)	$(1,767)

Net loss per share:
Basic and diluted	$(0.01)	$(0.08)

Weighted average number of shares outstanding:
Basic and diluted	22,136	21,186

EBITDA (LBITDA)(B)	$1,847	$(11)

(A)	The financial data above should be read in conjunction with the audited consolidated financial statements of PFSweb, Inc. included in its Form 10-K for the year ended December 31, 2004.

(B)	“EBITDA (LBITDA) or earnings before interest, taxes, depreciation, and amortization, and excluding equity in earnings of affiliate, is widely used by analysts, investors and other interested parties. We present EBITDA (LBITDA) because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation of EBITDA (LBITDA) eliminates the effect of financing, income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. EBITDA (LBITDA) is not a financial measure determined by generally accepted accounting principles and should not be considered as an alternative to net loss as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes. EBITDA (LBITDA) may not be comparably calculated from one company to another. A reconciliation of Net loss to EBITDA (LBITDA) is as follows:

	Three Months Ended
	March 31,
	2005	2004
Net loss	$(214)	$(1,767)
Income tax provision	239	202
Interest expense, net	319	428
Depreciation and amortization	1,503	1,126

EBITDA (LBITDA)	$1,847	$(11)

Exhibit A (continued)
PFSweb, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$14,948	$13,592
Restricted cash	845	2,746
Accounts receivable, net of allowance for doubtful accounts of $419 and $504 at March 31, 2005 and December 31, 2004, respectively	39,718	41,565
Inventories, net	46,198	44,947
Other receivables	10,092	8,061
Prepaid expenses and other current assets	3,361	3,349

Total current assets	115,162	114,260

PROPERTY AND EQUIPMENT, net	14,547	14,264
RESTRICTED CASH	475	675
OTHER ASSETS	1,295	1,128

Total assets	$131,479	$130,327

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$22,625	$19,098
Trade accounts payable	58,191	61,583
Accrued expenses	10,988	10,971

Total current liabilities	91,804	91,652

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	6,950	7,232
OTHER LIABILITIES	1,856	1,517

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 40,000,000 shares authorized; 22,384,524 and 21,665,585 shares issued at March 31, 2005 and December31, 2004, respectively; and 22,298,224 and 21,579,285 outstanding at March 31, 2005 and December 31, 2004, respectively	22	22
Additional paid-in capital	58,344	56,645
Accumulated deficit	(29,291)	(29,077)
Accumulated other comprehensive income	1,879	2,421
Treasury stock at cost, 86,300 shares	(85)	(85)

Total shareholders’ equity	30,869	29,926

Total liabilities and shareholders’ equity	$131,479	$130,327

Exhibit B
PFSweb, Inc. and Subsidiaries
Unaudited Consolidating Statements of Operations for the Three Months Ended March 31, 2005
(In Thousands)

		Business Supplies
		Distributors
	PFSweb, Inc.	Holdings, LLC	Eliminations	Consolidated

REVENUES:
Product revenue, net	$—	$63,630	$—	$63,630
Service fee revenue	14,085	—	—	14,085
Service fee revenue, affiliate	2,074	—	(2,074)	—
Pass-through revenue	4,206	—	(56)	4,150

Total revenues	20,365	63,630	(2,130)	81,865

COSTS OF REVENUES:
Cost of product revenue	—	59,637	—	59,637
Cost of service fee revenue	11,480	—	(712)	10,768
Pass-through cost of revenue	4,206	—	(56)	4,150

Total costs of revenues	15,686	59,637	(768)	74,555

Gross profit	4,679	3,993	(1,362)	7,310

SELLING, GENERAL AND ADMINISTRATIVE
EXPENSES	6,013	2,315	(1,362)	6,966

Income (loss) from operations	(1,334)	1,678	—	344
EQUITY IN EARNINGS OF AFFILIATE	827	—	(827)	—
INTEREST EXPENSE (INCOME), NET	(86)	405	—	319

Income (loss) before income taxes	(421)	1,273	(827)	25

INCOME TAX PROVISION (BENEFIT)	(207)	446	—	239

NET INCOME (LOSS)	$(214)	$827	$(827)	$(214)

A reconciliation of net income (loss) to EBITDA (LBITDA) follows:
Net income (loss)	$(214)	$827	$(827)	$(214)
Income tax expense (benefit)	(207)	446	—	239
Interest expense (income)	(86)	405	—	319
Equity in earnings of affiliate	(827)	—	827	—
Depreciation and amortization	1,503	—	—	1,503

EBITDA (LBITDA) (B)	$169	$1,678	$—	$1,847

(B) See Exhibit A for description and discussion of EBITDA (LBITDA)

Exhibit B (continued)
PFSweb, Inc. and Subsidiaries
Unaudited Condensed Consolidating Balance Sheets as of March 31, 2005
(In Thousands)

		Business Supplies
		Distributors
	PFSweb, Inc.	Holdings, LLC	Eliminations	Consolidated

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,973	$1,975	$—	$14,948
Restricted cash	557	288	—	845
Accounts receivables, net	12,468	27,446	(196)	39,718
Inventories, net	—	46,198	—	46,198
Other receivables	—	10,092	—	10,092
Prepaid expenses and other current assets	1,809	1,552	—	3,361

Total current assets	27,807	87,551	(196)	115,162

PROPERTY AND EQUIPMENT, net	14,547	—	—	14,547
NOTE RECEIVABLE FROM AFFILIATE	7,005	—	(7,005)	—
RESTRICTED CASH	475	—	—	475
INVESTMENT IN AFFILIATE	8,002	—	(8,002)	—
OTHER ASSETS	1,295	—	—	1,295

Total assets	$59,131	$87,551	$(15,203)	$131,479

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$6,622	$16,003	$—	$22,625
Trade accounts payable	5,534	52,853	(196)	58,191
Accrued expenses	7,354	3,634	—	10,988

Total current liabilities	19,510	72,490	(196)	91,804

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	6,950	—	—	6,950
NOTE PAYABLE TO AFFILIATE	—	7,005	(7,005)	—
OTHER LIABILITIES	1,856	—	—	1,856
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock	22	—	—	22
Capital contributions	—	1,000	(1,000)	—
Additional paid-in capital	58,344	—	—	58,344
Retained earnings (accumulated deficit)	(29,345)	4,972	(4,918)	(29,291)
Accumulated other comprehensive income	1,879	2,084	(2,084)	1,879
Treasury stock	(85)	—	—	(85)

Total shareholders’ equity	30,815	8,056	(8,002)	30,869

Total liabilities and shareholders’ equity	$59,131	$87,551	$(15,203)	$131,479

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